UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2012

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 11, 2012, William Sutton was appointed the Chief Operating Officer of Hansen Medical, Inc. (the “Company”), with responsibility for the Company’s manufacturing and engineering departments. In reliance on the instruction to paragraph (c) of Item 5.02 of Form 8-K, the Company is filing this Form 8-K on the same day that the Company is making the public announcement of the appointment of Mr. Sutton by means other than this Form 8-K.

Mr. Sutton, 48, has over 25 years of product development and manufacturing experience in the medical technology industry. Prior to joining the Company, Mr. Sutton served in increasingly senior positions at St. Jude Medical over the past ten years, including most recently as Vice President of Research and Development of the Atrial Fibrillation (“AF”) Division since September 2006. Earlier in his tenure at St. Jude Medical, he served as Vice President of Program Management and Site Manager of the AF Division and as Director for research and development for the Cardiac Surgery Division. Prior to St. Jude Medical, Mr. Sutton held executive management positions in research and development and manufacturing at Vascular Solutions, Urologix and C.R. Bard. Mr. Sutton began his career as a development engineer in the Diagnostics Division of Abbott Labs, and holds a B.S. and M.S. in mechanical engineering from Stanford University.

In connection with his hiring, the Company and Mr. Sutton entered into an offer letter, a retention agreement and the Company’s standard form of Proprietary Information and Inventions Agreement. Pursuant to the offer letter, Mr. Sutton’s initial annual base salary will be $275,000. The Company will also provide a housing and relocation allowance of $120,000 (payable in twenty-four equal installments on a bi-monthly basis during the first twelve months of Mr. Sutton’s employment) in order to assist him in relocating to the San Francisco Bay Area. Subject to the approval of the Company’s Board of Directors, Mr. Sutton will also be eligible to participate in an executive incentive bonus plan with an annual target payout of up to 35% of Mr. Sutton’s base salary, which the Company may pay in restricted stock units.

Pursuant to the offer letter and subject to the approval of the Company’s Board of Directors or Compensation Committee, Mr. Sutton will be granted an option to purchase 350,000 shares of the Company’s common stock in connection with his commencement of employment, of which 25% will vest 12 months after commencement of his employment and the balance of which will vest in 36 successive equal monthly installments (the “Option”). The Option will be made pursuant to, and subject to the terms and conditions of, the Company’s 2006 Equity Incentive Plan. Pursuant to the retention agreement, in the event that Mr. Sutton’s employment is terminated without cause or he resigns for good reason, he will be eligible for the following severance benefits: (1) a severance payment equal to six months of his then-current base salary and, if the termination occurs within twelve months after a change in control, a pro-rated portion of Mr. Sutton’s target bonus for the same period, payable in accordance with the Company’s normal payroll procedures, (2) payment of his and his dependents’ COBRA premiums for up to six months and (3) if the termination occurs within twelve months after a change in control, full acceleration of any unvested equity awards then held by him. All of the foregoing severance benefits are contingent on Mr. Sutton’s execution of a release of claims.

In addition, Mr. Sutton will enter into an Indemnity Agreement that requires the Company to indemnify Mr. Sutton for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as a director or officer of the Company or any of the Company’s subsidiaries or any other company or enterprise to which Mr. Sutton provides services. This description of the Indemnity Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which was previously filed as exhibit to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed on October 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: December 21, 2012	/s/ PETER J. MARIANI
Peter J. Mariani
Chief Financial Officer